UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2012

NEOGENIX ONCOLOGY, INC.

(Exact name of Registrant as Specified in its Charter)

Maryland	0-53963	16-1697150
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

445 Northern Boulevard, Suite 24	11021
Great Neck, NY	(Zip Code)
(Address of Principal Executive Offices)

(516) 482-1200

Registrant’s telephone number, including area code

15010 Broschart Road, Suite 270

Rockville, MD 20850

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.          Entry into a Material Definitive Agreement.

The following summary provides only a brief description of the agreements and instruments described below. The summary does not purport to be complete and is qualified in its entirety by the full texts of the agreements and instruments.

On July 23, 2012, Neogenix Oncology, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “APA”) with Precision Biologics, Inc., a Delaware corporation (“Precision Biologics”) pursuant to which the Company has agreed, subject to the conditions set forth in the APA, to sell substantially all of its assets to Precision Biologics in a sale conducted under the supervision of the United States Bankruptcy Court for the District of Maryland (Greenbelt Division) (the “Bankruptcy Court”). As required by the United States Bankruptcy Code, the sale of the assets to Precision Biologics will be subject to overbidding by other prospective purchasers pursuant to bidding procedures to be approved by the Bankruptcy Court. A copy of the APA is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The consideration to be paid by Precision Biologics for the Company’s assets consists of: (i) $3,185,000 in cash, plus the amount of interest and expenses due under the Bridge Loan and the DIP Facility (as such terms are defined below), subject to increase by up to an additional $500,000 in cash (the “Contingent Cash”) if, in the Company’s business judgment, additional funds are necessary to complete the bankruptcy process (and subject to a credit for any amounts payable by the Company to Precision Biologics under debtor-in-possession financing proposed to be provided to the Company by Precision Biologics), (ii) 5,000,000 shares of Precision Biologics’ common stock, to be issued to the Company’s shareholders on a pro rata basis, subject to each shareholder signing a Stockholders’ Agreement in the form attached as Exhibit A to the APA, and (iii) rights to purchase 5,000,000 shares of Precision Biologics’ common stock at a purchase price of $1.50 per share, to be issued to the Company’s shareholders on a pro rata basis.

The sale of assets is subject to a number of terms and conditions, including Bankruptcy Court approval. Precision Biologics is entitled to terminate the APA in certain circumstances, including: (i) upon the occurrence of certain events of defaults by the Company; (ii) if certain orders of the Bankruptcy Court are not entered by dates specified in the APA; and (iii) if the Company accepts, in accordance with the bidding procedures, a bid submitted by a third party. In the event of the closing of a transaction resulting from a bid submitted by a third party in accordance with the bidding procedures, Precision Biologics is entitled to a break-up fee in the amount of $500,000.

In connection with the APA, the Company proposes to enter into a debtor-in-possession financing arrangement (the “DIP Facility”) with Precision Biologics pursuant to which the Company would be able to borrow up to $3.235 million in aggregate principal amount to both finance business operations prior to the closing of an asset sale transaction and to fund the fees and expenses associated with the Chapter 11 bankruptcy process. In order to provide the Company with financing until the DIP Facility is entered into, on July 19, 2012 the Company borrowed $640,697 from Precision Biologics pursuant to a Bridge Loan Note (the “Bridge Loan”). The Bridge Loan accrues interest at the rate of 5% per annum and matures on the earlier of December 31, 2012, the date upon which the DIP Facility (or alternative debtor-in-possession financing is approved by the Bankruptcy Court and funding thereof is consummated), or upon the occurrence of certain other specified events. The Bridge Loan is secured by a lien on substantially all of the Company’s assets. A copy of the Bridge Loan is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.03.          Bankruptcy or Receivership.

On July 23, 2012, the Company filed a voluntary Chapter 11 bankruptcy petition with the Bankruptcy Court. The proceeding has been assigned Case No. 12-23557 (TJC). The Company intends to continue its ordinary course business operations and to operate as a debtor-in-possession within the bankruptcy proceeding. The Company hopes to use the protections provided by the Chapter 11 process to consummate the transactions contemplated by the APA.

Item 8.01. Other Events.

On July 25, 2012, the Company issued a letter to its shareholders from James Feldman, Chairman of the Board of Directors of the Company, and made available to the public, regarding, among other things, the matters disclosed in Items 1.01 and 1.03 of this Current Report on Form 8-K. A copy of the letter is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)          Exhibits

Exhibit 2.1*	Asset Purchase Agreement between the Company and Precision Biologics, dated July 23, 2012

Exhibit 10.1	Bridge Loan Note, dated July 19, 2012

Exhibit 99.1	Letter to Shareholders, dated July 25, 2012

* The Company hereby agrees to provide the Commission, upon request, copies of any omitted exhibits or schedules to this exhibit required by Item 601(b)(2) of Regulation S-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

Neogenix Oncology, Inc.

By:	/s/ Philip Arlen
Dr. Philip Arlen
Chief Executive Officer

Date: July 26, 2012

EXHIBIT INDEX

Exhibit 2.1*	Asset Purchase Agreement between the Company and Precision Biologics, dated July 23, 2012

Exhibit 10.1	Bridge Loan Note, dated July 19, 2012

Exhibit 99.1	Letter to Shareholders, dated July 25, 2012

* The Company hereby agrees to provide the Commission, upon request, copies of any omitted exhibits or schedules to this exhibit required by Item 601(b)(2) of Regulation S-K.

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